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Computation of Ratios of Earnings to Fixed Charges               Exhibit 12
The Chase Manhattan Corporation and Subsidiaries

                                                                Nine Months Ended                    Year Ended
                                                                  September 30,                      December 31,
                                                                ----------------     ---------------------------------------------
($ in millions)                                                   1994      1993       1993      1992      1991      1990     1989
                                                                ------    ------     ------    ------    ------    ------   ------
Earnings:
Net Income (Loss) . . . . . . . . . . . . . . . . . . . . .     $  976    $  653     $  966    $  639    $  520    $ (334)  $ (665)
Less:  Cumulative Effect of Change in
    Accounting Principle* . . . . . . . . . . . . . . . . .         --       500        500        --        --        --       --
                                                                 -----     -----      -----     -----     -----     -----    -----
Net Income (Loss) Before Cumulative Effect
  of Change in Accounting Principle . . . . . . . . . . . .        976       153        466       639       520      (334)    (665)
Less:  Equity in Undistributed Income (Loss)
    of Unconsolidated Subsidiaries and
    Associated Companies  . . . . . . . . . . . . . . . . .          7        21         36        11       (32)      (40)     (20)
Income Taxes (Benefits) . . . . . . . . . . . . . . . . . .        583        93        265       186       124       203      196
Fixed Charges Excluding Interest On Deposits  . . . . . . .      1,736     1,962      2,670     2,277     1,988     3,190    3,938
                                                                 -----     -----      -----     -----     -----     -----    -----
Total Earnings, Excluding Interest On
  Deposits, As Adjusted . . . . . . . . . . . . . . . . . .      3,288     2,187      3,365     3,091     2,664     3,099    3,489
Interest On Deposits  . . . . . . . . . . . . . . . . . . .      1,717     1,545      2,014     2,935     4,374     5,273    5,080
                                                                 -----     -----      -----     -----     -----     -----    -----
Total Earnings, Including Interest On
  Deposits, As Adjusted . . . . . . . . . . . . . . . . . .     $5,005    $3,732     $5,379    $6,026    $7,038    $8,372   $8,569
                                                                 -----     -----      -----     -----     -----     -----    -----

Fixed Charges:
Interest Expense and Amortization of Debt
  Discount and Issuance Costs,
  Excluding Interest On Deposits  . . . . . . . . . . . . .     $1,685    $1,908     $2,591    $2,205    $1,920    $3,115   $3,860
One-Third of Net Rental Expenses  . . . . . . . . . . . . .         51        54         79        72        68        75       78
                                                                 -----     -----      -----     -----     -----     -----    -----
Total Fixed Charges For Ratio, Excluding
  Interest On Deposits  . . . . . . . . . . . . . . . . . .      1,736     1,962      2,670     2,277     1,988     3,190    3,938
Interest On Deposits  . . . . . . . . . . . . . . . . . . .      1,717     1,545      2,014     2,935     4,374     5,273    5,080
                                                                 -----     -----      -----     -----     -----     -----    -----
Total Fixed Charges For Ratio, Including
 Interest On Deposits                                           $3,453    $3,507     $4,684    $5,212    $6,362    $8,463   $9,018
                                                                 -----     -----      -----     -----     -----     -----    -----
Ratio Of Earnings To Fixed Charges:
Excluding Interest On Deposits  . . . . . . . . . . . . . .       1.9x      1.1x       1.3x      1.4x      1.3x        **       **
Including Interest On Deposits  . . . . . . . . . . . . . .       1.4x      1.1x       1.1x      1.2x      1.1x        **       **
                                                                 -----     -----      -----     -----     -----     -----    -----

* Represents the cumulative effect of change in accounting principle relating to the adoption of SFAS 109 in the first quarter of 1993.
** For the years ended December 31, 1990 and 1989, earnings did not cover fixed charges by $91 million and $449 million, respectively, primarily as a result of large additions to the Reserve for Possible Credit Losses and special charges.

For purposes of computing the consolidated ratios, earnings represent net income (loss) plus applicable income taxes and fixed charges, less cumulative effect of change in accounting principle (for the first nine months of 1993 and the year ended December 31, 1993) and equity in undistributed earnings (losses) of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), amortization of debt discount and issuance costs and one third (the amount deemed to represent an interest factor) of net rental expense under all lease commitments.





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